August 16, 1999


Jones Intercable, Inc. and Subsidiaries:

     We are aware that Jones Intercable, Inc. has incorporated by reference in its Registration Statements on Form S-8, File Nos. 33-52813 and 33-54596, and on Form S-3, File Nos. 333-40147, and 333-40149 its Form 10-Q for the quarter ended June 30, 1999, which includes our report dated August 9, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                                Very truly yours,




                                                ARTHUR ANDERSEN LLP